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                                                                     EXHIBIT 4.6



                              SAFESKIN CORPORATION

                            CHIEF EXECUTIVE OFFICER
                               PERFORMANCE OPTION



 SECTION 1. PURPOSE; GRANT OF OPTION

     The purpose of the Safeskin Corporation Chief Executive Officer Performance Option is to give the Chief Executive Officer of Safeskin Corporation (the "Company"), Richard Jaffe, an incentive to work toward increasing substantially the value of the Company's Common Stock.

     The Company hereby grants to Richard Jaffe an option (the "Option") to purchase 1,200,000 shares of Common Stock of the Company on the terms described herein, subject to approval by the shareholders of the Company. The Option shall be effective as of the conclusion of the 1998 annual meeting of the Company's shareholders if the shareholders approve the Option grant at that meeting. If the shareholders do not approve the Option grant, the Option will be void and of no effect.

SECTION 2.  DEFINITIONS

     For the purposes of this Agreement, the following terms shall be defined as set forth below:

     a.   "Board" means the Board of Directors of the Company.

     b. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     c. "Committee" means the Committee designated by the Board to administer this Agreement.

     d. "Company" means Safeskin Corporation, its subsidiaries or any successor organization.

     e. "Disability" means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

     f. "Early Retirement" means retirement from active employment with the Company pursuant to the early retirement procedures of the Company.

     g. "Effective Date" means the conclusion of the 1998 annual meeting of the Company's shareholders.

     h.   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     i. "Fair Market Value" means, if there is a public market for the Stock and the Stock is registered under the Exchange Act, the per share value of the Stock as of any given date, as determined by reference to the price of the last traded share of Stock on the over-the-counter market, as reported by the Nasdaq National Market ("Nasdaq") for such date or the next preceding date that Stock was traded on such market, or, in the event the Stock is listed on a stock exchange, the closing price per share of Stock as reported on such exchange for such date. If the Stock is not traded on Nasdaq or an exchange, Fair Market Value shall





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          mean the fair market value of the Stock as determined by the
          Committee in good faith based on the best available facts and circumstances at the time.

     j. "Normal Retirement" means retirement from active employment with the Company pursuant to the normal retirement procedures of the Company.

     k. Participant" means the Chief Executive Officer of the Company, Richard Jaffe.

     l. "Performance Period" means the period beginning on the Effective Date during which the Fair Market Value of the Stock must attain a specified level in order for a Tranche of the Option to become exercisable pursuant to Section 5(b).

     m.   "Retirement" means Normal or Early Retirement.

     n.   "Securities Act" means the Securities Act of 1933, as amended.

     o. "Stock" means the Common Stock of the Company, par value $.01 per share.

     p. "Stock Option" or "Option" means the option to purchase shares of Stock granted pursuant to this Agreement.

     q. "Tranche," "First Tranche," "Second Tranche," and "Third Tranche" shall have the meanings given those terms in Section 5(a).

     In addition, the terms "Change in Control," "Potential Change in Control" and "Change in Control Price" shall have meanings set forth, respectively, in Sections 6(b), (c) and (d) below.

SECTION 3. ADMINISTRATION

     This Agreement shall be administered by a Committee designated by the Board consisting of not less than two members of the Board who may be "outside directors" under section 162(m) of the Code and "non-employee directors" under Rule 16b-3 of the Exchange Act. The Committee shall, subject to the limitations and terms of this Agreement, have the authority to determine the terms and condition, not inconsistent with the terms of this Agreement, of the Option and to amend the terms of the Option (with the consent of the Participant) to reflect terms not otherwise inconsistent with this Agreement.

     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Agreement as it shall, from time to time, deem advisable; to interpret the terms and provisions of this Agreement and the Option (and any agreements relating thereto); and to otherwise supervise the administration of this Agreement. All decisions made by the Committee pursuant to the provisions of this Agreement shall be final and binding on all persons, including the Company and the Participant.

SECTION 4. STOCK SUBJECT TO THIS AGREEMENT

     (a) Subject to adjustment pursuant to Section 4(b) below, the aggregate number of shares of Stock that may be issued under this Agreement to the Participant is 1,200,000 shares. Such shares may be authorized but unissued shares or reacquired shares.

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     (b)  If any change is made to the Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of the Option, the Committee shall preserve the value of the outstanding Option by adjusting the maximum number and class of shares issuable under this Agreement to reflect the effect of such event or change in the Company's capital structure, and by making appropriate adjustments to the number and class of shares subject to the Option and the Option price, except that any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

SECTION 5. TERMS OF STOCK OPTION

     The Stock Option shall be a nonqualified stock option (and not an incentive stock option under Section 422 of the Code). The Stock Option shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Agreement, as the Committee shall deem appropriate:

     (a) OPTION PRICE. The option price per share of Stock subject to the Stock Option shall be determined as follows:

          (i) With respect to 400,000 shares (the "First Tranche"), the Option price is $32.50 per share.

          (ii) With respect to an additional 400,000 shares (the "Second Tranche"), the Option price is $40.00 per share.

          (iii) With respect to an additional 400,000 shares (the "Third Tranche"), the Option price is $50.00 per share.

          (iv) Notwithstanding the foregoing, if, on the Effective Date, the Fair Market Value of a share of Stock equals or exceeds any of the Option prices described above, that Tranche of the Option will have an Option price equal to the Fair Market Value of the Stock on the Effective Date.

     (b) EXERCISABILITY. The Stock Option shall become exercisable if and when the Fair Market Value of the Stock attains each of the following price goals during the applicable Performance Period, if the Participant is then employed by the Company:

          (i) The First Tranche will become exercisable if and when the Fair Market Value of the Stock attains $32.50 during the Performance Period beginning on the Effective Date and ending on December 31, 1999.

          (ii) The Second Tranche will become exercisable if and when the Fair Market Value of the Stock attains $40.00 during the Performance Period beginning on the Effective Date and ending on December 31, 2000.

          (iii) The Third Tranche will become exercisable if and when the Fair Market Value of the Stock attains $50.00 during the Performance Period beginning on the Effective Date and ending on December 31, 2001.


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          (iv)  Notwithstanding the foregoing, if the Fair Market Value of the
                Stock on the Effective Date equals or exceeds any of the price goals described above, that Tranche of the Option shall be fully exercisable as of the Effective Date.

          If any of the foregoing Tranches fails to become exercisable during the applicable Performance Period, that Tranche of the Option shall terminate at the end of the Performance Period.

          For purposes of this Agreement, the Participant shall be considered to be employed by the Company as long as he is an employee of the Company or a member of the Board.

     (c) OPTION TERM. The term of the Stock Option shall be ten years from the Effective Date. The Option may not be exercised by any person after expiration of the Option term.

     (d) METHOD OF EXERCISE. After the Stock Option becomes exercisable, the exercisable portion of the Stock Option may be exercised in whole or in part at any time and from time to time during the Option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or such other instrument as the Committee may accept. Payment in full or in part may also be made in the form of unrestricted Stock already owned by the Participant (based on the Fair Market Value of the Stock so tendered as of the date the Option is exercised, as determined by the Committee). If payment of the Option price is made in whole or in part in the form of unrestricted Stock already owned by the Participant, the Company may require that the Stock have been owned by the Participant for a minimum period of time specified by the Committee.

          The Participant shall not have any rights to dividends or other rights of a shareholder with respect to shares subject to the Option until such time as Stock is issued upon exercise of the Option in accordance with this Agreement.

     (e) NON-TRANSFERABILITY OF OPTIONS. Except as provided below, the Stock Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and the Stock Option shall be exercisable, during the Participant's lifetime, only by the Participant. Notwithstanding the foregoing, the Participant may transfer the Stock Option to family members, a trust established for the benefit of such family members or other persons or entities according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of the Stock Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

          Upon a transfer by will or by the laws of descent or distribution, or a transfer to a family member or entity as described above, the person to whom the Option is transferred shall have the right to exercise the Option in accordance with this Agreement. Any attempt to assign, transfer, pledge or dispose of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

     (f) TERMINATION BY REASON OF DEATH. Unless the Committee determines otherwise, if the Participant's employment by the Company terminates by reason of death, any portion of the Stock Option held by the Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of


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          the Participant, for a period of one year from the date of such death or until the expiration of the stated term of the Stock Option, whichever period is shorter.


     (g) TERMINATION BY REASON OF DISABILITY. Unless the Committee determines otherwise, if the Participant's employment by the Company terminates by reason of Disability, any portion of the Stock Option held by the Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine at or after grant, for a period of one year from the date of such termination of employment or until the expiration of the stated term of the Stock Option, whichever period is shorter; provided, however, that, if the Participant dies within such one-year period (or such shorter period as the Committee shall specify at grant), the unexercised Stock Option held by the Participant shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of the Stock Option, whichever period is shorter.

     (h) TERMINATION BY REASON OF RETIREMENT. Unless the Committee determines otherwise, if the Participant's employment by the Company terminates by reason of Normal or Early Retirement, any portion of the Stock Option held by the Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after grant, for a period of 90 days from the date of such termination of employment or the expiration of the stated term of the Stock Option, whichever period is shorter; provided, however, that, if the Participant dies within such 90-day period, any unexercised portion of the Stock Option held by the Participant shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of twelve months from the date of such death or until the expiration of the stated term of the Stock Option, whichever period is shorter.

     (i) INVOLUNTARY TERMINATION. Unless the Committee determines otherwise, if the Company involuntarily terminates the Participant's employment without cause (as determined by the Committee), any portion of the Stock Option held by the Participant may be exercised by the Participant, to the extent that it was exercisable at the time of such termination of employment or on such accelerated basis as the Committee may determine at or after grant, for a period of 90 days from the date of termination of employment or the expiration of the stated term of the Stock Option, whichever period is shorter; provided, however, that if the Participant dies within such 90-day period, any unexercised portion of the Stock Option held by the Participant shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of twelve months from the date of such death or until the expiration of the stated term of the Stock Option, whichever period is shorter.

     (j) OTHER TERMINATION. Unless the Committee determines otherwise, if the Participant's employment by the Company terminates for any reason other than death, Disability, Normal or Early Retirement, or involuntary termination without cause, the Stock Option shall thereupon terminate.

     (k) FORFEITURE OF OPTION UPON TERMINATION OF EMPLOYMENT. Except as described above, any portion of the Option that is not exercisable at the date of the Participant's termination of employment shall immediately terminate.

     (l) CASHLESS EXERCISE. To the extent permitted under the applicable laws and regulations, at the request of the Participant, and with the consent of the Committee, the Company agrees to cooperate in a "cashless exercise" of an Option. The cashless exercise shall be effected


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     by the Participant delivering to a registered securities broker designated by the Company instructions to sell a sufficient number of shares of Stock to cover the costs and expenses associated therewith. The Committee may permit the Participant to pay any applicable withholding taxes by delivering a sufficient number of previously-owned shares of Stock to the Company to satisfy such taxes or, upon the Participant's request, by having the Company withhold the number of shares of Stock obtainable on the exercise of the Option which when valued at Fair Market Value (determined as of the day preceding the date of exercise) is equivalent to the minimum required withholding taxes due.


SECTION 6. CHANGE IN CONTROL PROVISIONS

     (a)  IMPACT OF EVENT. In the event of:

          (x) A "Change of Control" as defined in Section 6(b), unless otherwise determined by the Committee or the Board at or after grant, but prior to the occurrence of such Change in Control, or

          (y) A "Potential Change in Control" as defined in Section 6(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination), the following acceleration and valuation provisions shall apply:

          (i) The outstanding Option shall become fully exercisable (with no change in the Option price).

          (ii) The Committee may determine that the value of the outstanding Option shall be cashed out on the basis of the "Change in Control Price" as defined in Section 6(d) as of the date of such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control.

          (iii) Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, any unexercised portion of the outstanding Option shall be assumed by, or replaced with a comparable option by, the surviving corporation.

          (iv) Notwithstanding anything in this Agreement to the contrary, in the event of a Change in Control or Potential Change in Control, the Committee shall not have the right to take any actions described in this Agreement (including without limitation actions described in paragraph (iii) above) that would make the Change in Control ineligible for pooling of interests accounting treatment or that would make the Change in Control ineligible for desired tax treatment if, in the absence of such right, the Change in Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change in Control. In addition, notwithstanding anything in this Agreement to the contrary, if and to the extent that any amendment to this Agreement would make a Change in Control ineligible for pooling of interests accounting treatment and the Company intends to use such treatment with respect to the Change in Control, such amendment shall not be effective and this Agreement shall be administered as if that amendment had not been adopted.


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     (b)  DEFINITION OF "CHANGE IN CONTROL". For purposes of this Agreement, a
          "Change in Control" means the happening of any of the following:

          (i) When any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than the Company, an "affiliate" (as defined in Rule 12b-2 under the Exchange Act) of the Company immediately prior to its initial public offering or any Company employee benefit plan (including any trustee of such plan acting as trustee), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities;

          (ii) The occurrence of any transaction or event relating to the Company that is required to be described pursuant to the requirements of Item 6(e) of Schedule 14A of the Exchange Act;

          (iii) When, during any period of two consecutive years during the existence of this Agreement, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company cease for any reason other than death to constitute at least a two-thirds majority thereof, provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the two year requirement if such director was elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this Section 6(b)(iii)); or

          (iv) The occurrence of a transaction requiring shareholder approval for the acquisition of the Company or substantially all of its assets by an entity other than the Company through purchase, by merger, or otherwise.

     (c) DEFINITION OF POTENTIAL CHANGE IN CONTROL. For purposes of this Agreement, a "Potential Change in Control" means the happening of any one of the following:

          (i) The entering into an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 6(b); or

          (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group other than the Company or any Company employee benefit plan (including any trustee of such plan acting as such trustee) of securities of the Company representing five percent or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of a resolution to the effect that a Potential Change in Control of the Company has occurred for the purposes of this Agreement.

     (d) DEFINITION OF CHANGE IN CONTROL PRICE. For purposes of this Agreement, "Change in Control Price" means the highest bid price per share paid in any transaction as reported by Nasdaq or quoted on a national securities exchange, or the highest price paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company, at any time during the preceding sixty-day period as determined by the Committee.




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SECTION 7. AMENDMENTS AND TERMINATION

     The Board may amend, alter or discontinue this Agreement at any time and from time to time, but no amendment, alteration, or discontinuation shall be made which would impair the rights of the Participant under the Stock Option, without the Participant's consent, and no amendment, alteration or discontinuation that would require shareholder approval under Section 162(m) of the Code shall be made without the approval of the Company's shareholders.

     The Committee may amend the terms of the Stock Option, prospectively or retroactively, but no such amendment shall impair the rights of the Participant without the Participant's consent. Subject to the above provisions, the Board shall have broad authority to amend this Agreement to take into account changes in applicable tax laws, securities laws and accounting rules, as well as other developments.

SECTION 8. GENERAL PROVISIONS

     (a) The Committee may require each person purchasing shares pursuant to the Stock Option to represent to and agree with the Company in writing that he or she is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer under the Securities Act or any state securities law.

          All certificates for shares of Stock or other securities delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities Act, the Exchange Act, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

     (b) This Agreement is intended to constitute an "unfunded" agreement for incentive compensation. With respect to any payments not yet made to the Participant by the Company, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

     (c) Nothing contained in this Agreement shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     (d) The adoption of this Agreement shall not confer upon the Participant any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate its relationship with the Participant at any time.

     (e) No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to the Stock Option, the Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or other taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, the minimum required withholding obligations may be settled with Stock, including Stock that is subject to Option. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements and the Company shall, to the extent permitted





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          by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

     (f) The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

     (g) Any notice to the Company provided for in this Agreement shall be addressed to it in care of the Executive Vice President and Chief Financial Officer of the Company, Safeskin Corporation, 12671 High Bluff Drive, San Diego, California 92130 and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice provided for hereunder shall be delivered by hand, sent by telecopy or telex or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage and registry being prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

SECTION 9. EFFECTIVE DATE AND TERM OF AGREEMENT

     This Agreement shall be effective as of the Effective Date, subject to approval by the Company's shareholders.

     WITNESS the following signatures:

                                       SAFESKIN CORPORATION





                                       By: /s/ DAVID L. MORASH
----------------------                     -------------------------
Date                                       David L. Morash



I hereby accept the Option according to the terms described in the foregoing Agreement, subject to shareholder approval of the Option.




                                       /s/ RICHARD JAFFE
----------------------                 ------------------------------
Date                                   Richard Jaffe




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